Exhibit 99.1

BOREL PRIVATE BANK & TRUST COMPANY

ANNOUNCES MANAGEMENT CHANGE

Borel President and CEO John A. Conover to Retire; James D. Dawson Named Interim CEO

SAN MATEO, CA – (September 23, 2010) – Borel Private Bank & Trust Company today announced the retirement of President and Chief Executive Officer John A. Conover and the election of James D. Dawson as Borel’s interim Chief Executive Officer.

“John Conover is a leader in the private banking industry whose vision and stewardship have helped put Borel in the strong position it occupies today,” said Sherie Dodsworth, chairperson of the Borel Board of Directors. “John’s leadership has established Borel as an institution with an impeccable client service culture, passionate employees, and a stellar reputation in the community. We wish him the very best and would like to thank him for his tireless dedication to Borel and his deeply-held commitment to the bank’s clients over the years.”

“I am incredibly proud of what we have built here at Borel during my seven years at the bank,” said Mr. Conover. “Though I will miss my colleagues and our clients, this is the right time and a natural moment to begin a new chapter in my book and increase my focus on serving the community I love and spending more time with my family. Borel has a proven and time-tested approach to creating strong, deep and enduring private banking relationships, and I know that our staff, led by Jim Dawson, will continue to provide the exceptional client service that is Borel’s hallmark.”

“I am excited about the opportunity to work with the strong and experienced team here at Borel,” said James D. Dawson, Borel’s interim CEO. “First and foremost, we will continue to deliver outstanding high-touch service to our clients. We view Northern California as a market with extremely attractive long-term growth prospects, and we see Borel as the linchpin of Boston Private’s West Coast private banking strategy.”

Mr. Dawson was recently named Managing Director, West Coast Private Banking for Boston Private. His office is in San Francisco and he is directly responsible for the activities of the Company’s West Coast private banks. He also serves as a member of Boston Private’s Senior Policy Group. Mr. Dawson began his career with the Company in 1996 at Boston Private Bank & Trust, where he held a series of positions including President and Chief Operating Officer. He joined Boston Private in 2008.

Mr. Dawson will retain his position with Boston Private while serving as the interim CEO at Borel, and the Borel board will immediately commence a formal search to permanently fill the CEO position.

About Borel Private Bank & Trust Company

Borel Private Bank & Trust Company was founded in 1980 and maintains offices in San Mateo, Burlingame, Palo Alto, San Francisco and Los Altos, California. Borel Private Bank is a wholly-owned subsidiary of Boston Private Financial Holdings, Inc., (stock symbol: BPFH: NASDAQ). Borel provides a full complement of private banking, trust and investment management services tailored to meet the needs of individuals, their families and their businesses. Its organizational structure is designed to encourage decisive responses and flexible actions in all banking situations. As a lender, Borel specializes in commercial real estate loans, jumbo mortgage loans, construction loans, home equity loans and business lines of credit. Borel Private Bank & Trust Company offers trust and investment management programs customized to meet each client’s individual needs. At the core of Borel’s success is their commitment to the community-evident in the active volunteer and philanthropic efforts of the bank and its employees.

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SOURCE: Borel Private Bank & Trust Company

Contacts:

Elizabeth Gordon

Gordon Turner Communications

408-840-9883

elizabeth@gordonpr.com